Sangamo BioSciences Reports Second Quarter 2012 Financial Results

First Commercial Milestone Received from Sigma-Aldrich Corporation

RICHMOND, Calif., July 25, 2012 /PRNewswire/ -- Sangamo BioSciences, Inc. (Nasdaq: SGMO) today reported second quarter 2012 financial results and accomplishments.

For the second quarter ended June 30, 2012, Sangamo reported a consolidated net loss of $5.7 million, or $0.11 per share, compared to a net loss of $10.3 million, or $0.20 per share, for the same period in 2011. As of June 30, 2012, the Company had cash, cash equivalents and marketable securities of $80.9 million.

Revenues for the second quarter of 2012 were $4.6 million, compared to $1.5 million for the same period in 2011. Second quarter 2012 revenues were comprised of revenues from the Company's collaboration agreements with Shire AG (Shire), Sigma-Aldrich Corporation (Sigma) and Dow AgroSciences (DAS), and research grants. The revenues recognized for the second quarter of 2012 consisted of $3.8 million in collaboration agreements and $0.8 million in research grants, compared to $0.6 million and $0.9 million, respectively, for the same period in 2011.

The increase in collaboration agreement revenues was primarily due to the Company's collaboration and license agreement entered into with Shire in January 2012. Pursuant to the agreement, Sangamo received an upfront payment of $13.0 million, which is being amortized on a straight-line basis over the initial six-year research term, of which the Company recognized $0.5 million as revenue for the second quarter. Shire is also reimbursing Sangamo for approximately $1.5 million of internal and external program-related costs incurred during the quarter which is included in collaboration agreement revenue. The increase in collaboration agreement revenues in the second quarter was also attributable to increased royalty revenue and a commercial milestone of $1.0 million received from Sigma, which represents the first commercial milestone received under the agreement.

Total operating expenses for the second quarter of 2012 were $10.3 million, compared to $11.8 million for the same period in 2011. Research and development expenses were $7.6 million for the second quarter of 2012, compared to $8.1 million for the same period in 2011. General and administrative expenses were $2.7 million for the second quarter of 2012, compared to $3.7 million for the same period in 2011. The decrease in general and administrative expenses was primarily due to decreased professional services and stock-based compensation expenses.

Six Months Results

For the six months ended June 30, 2012, the consolidated net loss was $13.0 million, or $0.25 per share, compared to a consolidated net loss of $19.8 million, or $0.41 per share, for the six months ended June 30, 2011. Revenues were $7.8 million for the first half of 2012, compared to $3.7 million in the same period in 2011. Total operating expenses were $20.8 million for the first half of 2012 compared to $23.6 million for the first half of 2011.

Recent Highlights

  Shire Names Huntington's Disease as New Gene Target in ZFP Therapeutic® Collaboration. In January 2012, Sangamo entered into a strategic alliance with Shire to develop ZFP Therapeutics for the treatment of hemophilia and other monogenic diseases.  At the time of the announcement Shire named four of a total of seven gene targets. The initial ZFP Therapeutics are designed to target genes encoding blood clotting Factors VII, VIII, IX and X as potentially curative therapies for hemophilia A and B. Shire has now named a fifth gene target for the development of a ZFP Therapeutic for Huntington's disease, an inherited monogenic disease. As part of the agreement, Sangamo is responsible for all activities through submission of either an Investigational New Drug (IND) Application or European Clinical Trial Application (CTA) for each product and Shire will reimburse Sangamo for its internal and external research program-related costs. Shire is responsible for clinical development and commercialization of products arising from the alliance.  Shire has paid Sangamo $13.0 million in upfront license fees. In addition, for each gene target, Sangamo is eligible to receive milestone payments upon the achievement of specified research, regulatory clinical development, commercialization and sales milestones as well as royalties on sales of products developed as part of the agreement.
  Presentation of Data Showcasing Broad Applications of ZFP Therapeutics. Data from clinical, preclinical and research-stage programs focused on the development of ZFP Therapeutics for HIV/AIDS, monogenic diseases such as hemophilia, hemoglobinopathies and Huntington's disease as well as adoptive T-cell therapies for oncology were described in presentations given by Sangamo scientists and collaborators at the 15th Annual Meeting of the American Society of Gene and Cell Therapy (ASGCT).
  Publication in Nature Medicine Demonstrating Use of ZFP Technology to Engineer Safer and More Effective Cancer Treatments. The study advances the development of novel, cell-based therapies for the treatment of a broad range of cancers.
  Election of Saira Ramasastry to Sangamo's Board of Directors. At the Annual Meeting of Stockholders held on June 21, 2012, Saira Ramasastry was elected to serve on Sangamo's Board of Directors.  Ms. Ramasastry is the Managing Partner of Life Sciences Advisory, LLC, a company that she founded to provide strategic advice and business development solutions for life science companies. From August 1999 to March 2009, she was an investment banker with Merrill Lynch & Company, Inc. where she helped establish the biotechnology practice and was responsible for origination of mergers and acquisitions, and strategic and capital markets transactions. Prior to her election, Ms. Ramasastry has periodically worked as a financial and business development consultant for Sangamo since 2009.

Financial Guidance

The Company reiterates its earlier guidance as follows:

  Cash and Investments: Sangamo expects that its cash, cash equivalents and marketable securities will be at least $75 million at the end of 2012, inclusive of the upfront license fee and research funding from Shire but exclusive of funds arising from additional new collaborations or partnerships, or other new sources.
  Revenues: Sangamo expects that revenues will be in the range of $14 to $18 million in 2012, inclusive of research funding from Shire.
  Operating Expenses: Sangamo expects that operating expenses will be in the range of $43 to $47 million for 2012.

Conference Call

Sangamo will host a conference call today, July 25, 2012 at 5:00 p.m. ET, which will be open to the public. The call will also be webcast live and can be accessed via a link on the Sangamo BioSciences website in the Investor Relations section under "Events and Presentations" http://investor.sangamo.com/events.cfm. The webcast replay will also be available for two weeks after the call. During the conference call, the company will review these results, discuss other business matters, and provide guidance with respect to the rest of 2012.

The conference call dial-in numbers are 877-377-7553 for domestic callers and 678-894-3968 for international callers. The passcode for the call is 94643904. For those unable to listen in at the designated time, a conference call replay will be available for one week following the conference call, from approximately 8:00 p.m. ET on July 25, 2012 to midnight ET on August 1, 2012. The conference call replay numbers for domestic and international callers are 855-859-2056 and 404-537-3406, respectively. The conference ID number for the replay is 94643904.

About Sangamo

Sangamo BioSciences, Inc. is focused on research and development of novel DNA-binding proteins for therapeutic gene regulation and genome editing. The Company has ongoing Phase 2 clinical trials to evaluate the safety and efficacy of a novel ZFP Therapeutic® for the treatment of HIV/AIDS. Sangamo's other therapeutic programs are focused on monogenic diseases, including hemophilia and hemoglobinopathies such as sickle cell anemia and beta-thalassemia, and a program in Huntington's disease. Sangamo's core competencies enable the engineering of a class of DNA-binding proteins known as zinc finger DNA-binding proteins (ZFPs). Engineering of ZFPs that recognize a specific DNA sequence enables the creation of sequence-specific ZFP Nucleases (ZFNs) for gene modification and ZFP transcription factors (ZFP TFs) that can control gene expression and, consequently, cell function. Sangamo has entered into a strategic collaboration with Shire AG to develop therapeutics for hemophilia, Huntington's disease and other monogenic diseases and has established strategic partnerships with companies in non-therapeutic applications of its technology including Dow AgroSciences and Sigma-Aldrich Corporation. For more information about Sangamo, visit the company's website at www.sangamo.com.

ZFP Therapeutic® is a registered trademark of Sangamo BioSciences, Inc.

This press release contains forward-looking statements regarding Sangamo's current expectations. These forward looking statements include, without limitation, references to anticipated cash and investment balance, operating expenses and revenue, the research and development of ZFP TFs and ZFNs, clinical trials and therapeutic applications of Sangamo's ZFP technology platform, achievement of research milestones and objectives, strategic partnership and commercial license agreements with collaborators, presentation of data from research collaboration, expected timing for clinical trial data, recognition of revenues under collaboration agreements and the eligibility to receive milestone and other payments under collaboration agreements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, the early stage of ZFP Therapeutic development, uncertainties related to the timing of initiation and completion of clinical trials, whether clinical trial results will validate and support the safety and efficacy of ZFP Therapeutics, and the ability to establish strategic partnerships. Further, there can be no assurance that the necessary regulatory approvals will be obtained or that Sangamo will be able to develop commercially viable gene based therapeutics. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in Sangamo's operations and business environments. These risks and uncertainties are described more fully in Sangamo's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and Sangamo assumes no obligation to update the forward-looking information contained in this press release.

SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Statement of Operations Data	2012	2011	2012	2011

Revenues:
Collaboration agreements	$ 3,812	$ 608	$ 5,475	$ 2,095
Research grants	762	906	2,341	1,619
Total revenues	4,574	1,514	7,816	3,714

Operating expenses:
Research and development	7,574	8,119	14,857	16,381
General and administrative	2,744	3,676	5,986	7,215
Total operating expenses	10,318	11,795	20,843	23,596
Loss from operations	(5,744)	(10,281)	(13,027)	(19,882)
Interest and other income, net	16	22	31	45
Net loss	$ (5,728)	$ (10,259)	$ (12,996)	$ (19,837)

Basic and diluted net loss per common share	$ (0.11)	$ (0.20)	$ (0.25)	$ (0.41)

Shares used in computing basic and diluted net loss per common share	52,657	51,500	52,612	48,514

Selected Balance Sheet Data
	June 30, 2012	December 31, 2011
	(Unaudited)
Cash, cash equivalents and marketable securities	$ 80,919	$ 84,463
Total assets	86,312	87,336
Total stockholders' equity	70,229	80,132

CONTACT: Elizabeth Wolffe, Ph.D., Sangamo BioSciences, Inc., +1-510-970-6000, x271